Item 77Q1: Exhibit

MUNICIPAL SECURITIES INCOME TRUST

Amendment No. 15
DECLARATION OF TRUST
As dated August 6, 1990

This Declaration of Trust is amended as  follows:

	Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

"Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series of Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

	Federated California Municipal Income Fund
		Class A Shares
		Class B Shares
	Federated Michigan Intermediate Municipal Trust
	Federated New York Municipal Income Fund
		Class A Shares
	Federated Ohio Municipal Income Fund
		Class F Shares
	Federated Pennsylvania Municipal Income Fund
		Class A Shares
		Class B Shares"

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of trust, as adopted by the Board of Trustees on the 21st day of August, 1998.

WITNESS the due execution hereof this 21st day of August, 1998.

/s/ John F. Donahue 						/s/ Edward L. Flaherty
John F. Donahue 						Edward L. Flaherty, Jr.

/s/ Thomas G. Bigley						/s/ Glen R. Johnson
Thomas G. Bigley 						Glen R. Johnson

/s/ Nicholas P. Constantakis 					/s/ Peter E. Madden
Nicholas P. Constantakis 					Peter E. Madden

/s/ John T. Conroy, Jr. 					/s/ John E. Murray, Jr.
John T. Conroy, Jr. 						John E. Murray, Jr.

/s/  William J. Copeland					/s/ Wesley W. Posvar
William J. Copeland 						Wesley W. Posvar

/s/ James E. Dowd 						/s/ Marjorie P. Smuts
James E. Dowd 						Marjorie P. Smuts